DocuSign Envelope ID: 2F81DDC9-5D46-45A8-93D6-B2043F4567B5

NTD AMERICA

229 W. 28th St., 7FL, New York, NY 10001
Tel: 212-378-6755 Fax: 212-239-3872
Website: www.ntdtv.com

COMMERCIAL CONTRACT

Contract #

Client: GlobeX Data Ltd.
Contact: Alain Ghiai
Tel:

Address: First Canadian Place, 100 King Street West, Suite 5600, Toronto, ON M5X 1C9,Canada
E-mail: aghiai@sekur.com
Fax:

Ad Type	Ad Name	Ad Length	# of Spot		Effective Date		# of Months	Monthly Rate	Total Airtime Amount	Production Fee	Total Amount
			per day	per month	From	To					
TV Commercial Airtime	US Promotion	60s	3	36	07/15/21	07/14/22	12	$7,200	$86,400	n/a	$86,400
Infomercial											
Program											
Program / Event Sponsorship											

Other Ad Types / Remarks:
This is 2nd NTD contract to add 3 more days for US promotion
1 3 spots per day, 3 days per week
3 NTD will try best to put the ad in news program
4 6 months in advance payment upon signing the agreement in order to secure the rate
5 Client provides creative

☐ Please see the attached

Contract Total	$86,400
Down Payment	$43,200
Balance Due	$43,200

Renew Contract: ☐ Use existing ad version - Contract # of existing version: ☐ Broadcast new version after production

Acknowledge & Payment Warranty

This contract will be effective after approved by NTD Executive and down payment paid. Down payment includes production fees and the last month broadcasting fees and not refundable. I/We (The Client) certify that I/we have read and agreed to the contents of this Contract and the following Terms and Conditions, and assert that I/we have authority to make decisions concerning this contract and that I/we have the authority to promise payment for the services rendered by NTD.

Payment — Schedule: ☐ Monthly ☐ Half year ☐ One time in advance ☐ Others:

☐ Cash ☐ Check #:
☐ Wire/ACH ☐ Paypal
☐ Others:

Credit Card — Name on card : Expiry Date : /
Card Number : Security Code :
Billing address :

I authorize NTD to charge my credit card for the amount specified here — Signature : Date :

Signed by Client Executive	Print Name	Title	Date
	Alain Ghiai	CEO	6/4/2021

Signed by NTD Account Executive	Print Name	Date
	Gloria Zhang	06/04/2021

Approved by NTD Executive	Print Name	Title	Date
	Joyce Jiao	Chief Market Strategist	06/04/2021

By NTD | Customer Type: | CR:

FM-7217-08

NTD AMERICA

Standard Terms and Conditions for NTD Commercial Contract

The following Terms and Conditions apply to the sale of Commercial Contract.

1. "Advertiser" (Party A or Client) shall make checks payable to New Tang Dynasty. If the airtime of an advertisement is one month or less, payments shall be made in full. If an advertisement is aired for longer than one month, a minimum deposit will be required, to be determined in via written communication by both parties and kept on record.
2. "New Tang Dynasty (NTD)" (Party B) reserves the right to decline to air advertisements on the basis of content at any time, and at its sole discretion, as well as the right to refuse to run, to remove, to switch time slots, to cancel, or to make corrections to any advertisements.
3. Party B has copyrights for all advertisements designed, derived or modified by New Tang Dynasty. Party A shall be solely responsible for the copyright and intellectual property right infringement to the extent that all the commercial advertisement contents, idea, design, concept, material, data, photo, music, audio and/or video are provided by Party A to Party B (Content-Related Aspect).
4. Party A can either provide its own advertisement ready-to-air, or employ Party B to produce a new advertisement, given a production fee. If Party B produces advertisement(s) for Party A, a proof shall first be submitted for approval. No final version shall be aired without review, verification, and confirmation of proof by Party A.
5. Party A may request to discontinue advertisement(s) at any time during the term of the Contract, however no refund will be given for leftover airtime.
6. Returned checks will be subject to a $50 surcharge. A money order or cashier's check will be required as any subsequent payment method.
7. Party A shall pay within 20 days from date of billing listed on invoice. A late fee equivalent to 10% of total payment will be charged if this period is exceeded. A grace period of 5 days may be granted to individual Clients at the discretion of Party B.
8. Party B's approval of Party A's ad content shall not release Party A's sole responsibility for its advertisement infringement matter. If Party B is sued for any Content-Related Aspect of the advertisement, including but not limited to potentially illegal, inappropriate, libelous or offensive content of the advertisement, Party A shall fully indemnify Party B, its officers, directors, employees, counsels, contractor, or agent for any loss or damage suffered by Party B as a result of such litigation, including but not limited to the full attorneys' fees, court or expert costs, and administrative costs.
9. The governing law for any lawsuit arising from this Contract shall be that of the State of New York, and the venue for any legal action shall be in New York City.
10. The Terms and Conditions listed here and the Contract shall be the final and entire contract between Parties A and B, and any other provision or provision pertaining to this contract, verbal or written, shall be null and void.
11. A 30-day notice is required to cancel the contract and a penalty of two-week payments shall be charged to Party A for its breach of contract. If the payment is 60 days overdue, Party B shall take legal actions in according with the federal and state laws and Party A shall pay any collection cost, court cost and attorney's fees. There will be a 50% fee for early cancellation of a contract or optionally the balance can be retained as credit for up to one year.
12. If certain provisions are judged by a court or other legal authority to be invalid, the remaining provisions of this Contract will remain valid and have full legal force and effect.
13. Party B's failure to implement this Contract shall be excused and released only in cases of natural disaster, war, terrorist attack, government order, power failure, strike, fire, or accidents of a similar nature that are unforeseen and out of Party B's reasonable control or ability to prevent or mitigate.
14. Non-Discrimination Clause: Part B does not discriminate in the sale of advertising time, and will accept no advertising which is placed with intent to discriminate on the basis of race, gender or ethnicity. Client hereby certifies that it is not buying broadcasting airtime under this advertising sales contract for a discriminatory purpose, including but not limited to, decisions not to place advertising on particular stations on the basis of race, gender, national origin, or ancestry.